UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 26, 2010
INDIANA COMMUNITY BANCORP
(Exact Name of Registrant as Specified in Its Charter)

Indiana	000-18847	35-1807839
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

501 Washington Street, Columbus, Indiana		47201
(Address of Principal Executive Offices)		(Zip Code)

(812) 522-1592
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 26, 2010, the Board of Directors of Indiana Community Bancorp (the “Corporation”) adopted the Senior Management Annual Incentive Compensation Plan (the “Annual Incentive Plan”). The Annual Incentive Plan is intended to provide select senior officers of the Corporation and its wholly owned subsidiary, Indiana Bank and Trust Company, with an annual incentive award for contributions to annual financial and business objectives.

Pursuant to the Annual Incentive Plan, the Board of Directors will approve measurement criteria for minimum, target and maximum performance thresholds based on projections for the Corporation’s fully diluted earnings per common share for the year.

The compensation committee has recommended, and the Board of Directors has approved, a list of senior officers eligible to participate in the Annual Incentive Plan for 2010, along with the recommended payout percentages of salary for the minimum, target and maximum performance levels applicable to the earnings per share goals.  Included among these senior officers are Mark T. Gorski, the Corporation’s Executive Vice President, Chief Financial Officer, Treasurer and Secretary, and Charles R. Farber, Executive Vice President.  Each of these officers will be eligible for a payout percentage of his respective salary of 12.5% if the minimum performance goal is achieved, 25% if the target performance goal is achieved, and 50% if the maximum performance goal is achieved.  In addition to the executive officers, 8 senior vice presidents are eligible to participate in the plan.  Each of these officers will be eligible for a payout percentage of their respective salary of 7.5% if the minimum performance goal is achieved, 15% if the target performance goal is achieved, and 30% if the maximum performance goal is achieved.  All award payments will be made after 2010 year end, upon determination that the goals have been achieved.

This summary is qualified by reference to the complete copy of the Annual Incentive Plan filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits
10.1	Senior Management Annual Incentive Compensation Plan

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: January 26, 2010	INDIANA COMMUNITY BANCORP

By:
Mark T. Gorski, Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Exhibit Description	Location

10.1	Senior Management Annual Incentive Compensation Plan	Attached